Ridgewood Renewable Power	Robert E. Swanson
Chairman

December 8, 2008

TO:	Ridgewood Electric Power Trust I, Trust III and Trust IV, and the
Providence B Fund Shareholders

RE:	Commencing Sale Process of Providence and Olinda Landfill Methane
Powered Renewable Electric Projects

    Ridgewood Power has very positive news to report to Shareholders of Power Trusts I, III and IV, and the Providence B Fund.  We have worked for over 3 years on developing a major expansion for both the Providence Project and the Olinda Project.  We have written about these matters numerous times in recent years, but have had to be vague due to sensitive negotiations in progress with various parties.

Now, in December 2008, we can announce these developments, as well as our plans to monetize these assets for the respective Fund Shareholders.  We are working on a lengthy and detailed letter explaining the various aspects of the complex potential transactions that we are contemplating, and the actions that we have taken leading up to this point.  It will be about 10 days before we can have this long letter in final form, so we are sending this relatively brief memo.

On December 3, 2008, Rhode Island Gov. Carcieri and other state officials held a press conference with Ridgewood Power executives, to announce a major development project at the Rhode Island landfill - an $80 million expansion to the Renewable Electric Power generating facility, which we refer to as the “New Providence Project”.  This press conference followed the signing of agreements on November 17, 2008, granting Ridgewood entities expanded rights to methane gas at the Providence landfill, thereby enabling the Ridgewood Funds the ability to effectuate the dramatic expansion at the site upon which we have been working for many years.  (The actual costs probably will exceed $90 million.)

We enclose a December 4, 2008 article from the Providence Journal reporting on the press conference, and we have posted other articles, including one from Forbes, on our web site.  When complete, we believe the New Providence Project will be the second largest landfill methane gas power project in the U.S., and will be the most technologically advanced, and among the most efficient, in the U.S.

On a parallel track over the past 3 years, we have been doing similar development work at the Olinda site.  This project will be slightly smaller than Providence (due to slightly less gas from that landfill), and, when completed, we believe will be the third largest plant of its type in the U.S., right behind Providence.  The Olinda expansion is estimated to cost over $75 million, which is less than Providence, reflecting its smaller size.  We have negotiated similar expanded rights to the methane gas at Olinda, and we have negotiated a Power Purchase Agreement with the city of Anaheim for much of the electricity that will be generated.  Disneyland will have Green Power.

An Air Permit is the most important condition precedent (but certainly not the only one) to building a power plant in the U.S.  Before applying for Air Permits at both sites, we had to design and engineer the plants so that detailed specifications could be submitted with the Air Permit applications.  This time consuming and expensive work was largely completed about a year ago, at which time we applied for both Air Permits.

When the additional investments in working capital and financing costs are included in the figures above, the estimated cost of these two projects increases to over $165 million.  Clearly, the respective Ridgewood Renewable Power Funds do not have the $165 million of capital needed to develop these two projects.  However, Ridgewood Renewable Power and our investment bankers believe that the existing renewable power plants at these sites, along with the development rights to these projects, including gas rights, plant designs, and pending permits, are potentially very valuable, even in these market conditions.  We believe that the development rights are substantially more valuable than the existing power plants.

Our investment bankers have begun the process of marketing the Providence and Olinda Projects.  The two projects are being marketed together because they have been developed on a parallel track, and together represent a critical mass of projects that we and our investment bankers believe, when marketed together, will generate the maximum value to the respective investors.  Together, the two projects are expected to be large enough to attract large infrastructure investors interested in high visibility renewable power assets.

We are preparing a very detailed and lengthy letter that we believe will answer your questions on these transactions.  I actually started working on it over a week ago, but it is not ready.  When it is finished, it must then be reviewed by many parties, including our securities lawyers, before it can go out.  We will try to get it out by the end of next week.  Please do not call with questions, because hundreds of individual calls will grind our process to a halt.

Hopefully, the press coverage of just the Providence Project will give you a sense of what we have been working on at both Providence and Olinda.  These projects are so large that they should receive national recognition for their contributions to the environment. The comments by the Rhode Island Governor, and other officials, make it clear how beneficial these projects are to the local government in Rhode Island and Orange County, California.  If we are successful in marketing these projects, the Shareholders of the respective Power Trusts could benefit significantly.

Of course, we cannot provide an estimate of what we think the respective projects will sell for because that would become public knowledge, and would prejudice our sales efforts.  Please be assured that, after all the work we have done on these projects for the past 3 years, and the work it will take to go through an auction process to find a buyer, we are hopeful that we will attain a favorable price for these projects.

Except for historical information, Ridgewood Renewable Power has made statements in this letter that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties.  Forward-looking statements include statements made regarding events, financial trends, future operating results, financial position, cash flows and other general information concerning possible or assumed future results of operations of the Ridgewood Electric Power Trusts.  You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates.  Actual results may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse.  Finally, such statements reflect the Trusts’ current views.  The Trusts and Ridgewood Renewable Power undertake no obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the sale of assets of the Trusts’ landfill operations.  Since the sale of these operations, owned in part by Ridgewood Electric Power Trust III and Ridgewood Electric Power Trust IV, may require the approval of the shareholders of these Trusts, Trust III and Trust IV may be required to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement to be used by Trust III and Trust IV to solicit the approval of its shareholders for such a transaction. You are urged to read any proxy statement you receive regarding the transaction, if and when it becomes available, and any other relevant documents as may be filed by Trust III and Trust IV with the SEC because they will contain important information. You can obtain free copies of any such materials (including any proxy statement) filed by the Trusts with the SEC, as well as other filings containing information about the Trusts at the SEC’s Internet Site (http://www.sec.gov). The Trusts will also provide copies of any such proxy statement and other information filed with the SEC to any shareholder, at the actual cost of reproduction, upon written request to Dan Gulino, General Counsel, or via telephone at (201) 447-9000.

Participants in Solicitation

The Trusts and their executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies or consents from the Trusts’ shareholders with respect to the sale of assets of the Trusts’ landfill operations.  Information regarding the officers and directors of the Trusts, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive proxy statement that will be filed with the in the event such a transaction requiring shareholder approval were to occur.

Plans to harness landfill gases for power meet with praise

01:00 AM EST on Thursday, December 4, 2008 (The Providence Journal, projo.com)

By Mark Reynolds

Journal Staff Writer

Several trash haulers are dwarfed by the trash mound at the state’s Central Landfill. The trash can supply enough methane gas to provide electricity to more than 38,000 homes, according to the New Jersey energy company that plans to build a power plant.

The Providence Journal / Kathy Borchers

JOHNSTON — An $80-million project to generate electricity from the methane gases that are given off by Rhode Island’s trash drew support from local and state officials yesterday morning.

Executives from a New Jersey company, Ridgewood Renewable Power, unveiled detailed plans and announced that their project, to start this spring, will more than double the output of gas-fueled electricity generation at the state’s Central Landfill, creating the second-largest such facility in the United States.

The proposed plant would churn out 41 megawatts of electricity — enough to supply more than 38,000 homes, according to the company, which aims to bring the new plant online late in 2010.

Over three decades, the facility’s projected energy output would be on par with what a coal-burning facility would produce with about 2.9 million tons of coal — enough to fill a freight train 275 miles long, the company said.

“I think this is one of those projects that’s a win-win,” Governor Carcieri said, at a news conference. “It’s a great effort. The fact is, we need this as a critical part of our state.”

The project, like a proposal for an offshore wind farm, will help expand the state’s renewable energy infrastructure, Carcieri said, noting that energy-producing states have the healthiest finances.

“From my perspective, we’re looking for a lot of good news anywhere we can find it,” he said, “but this is real good news.”

Ridgewood first set up shop at the landfill in 1996 and the company operates a collection of methane-fired generation facilities.

A network of pipes runs through the piles of landfill debris and captures the gases produced by the natural decomposition. The pipes feed three power plants.

Two of those facilities are in an area where the landfill’s steward, the Rhode Island Resource Recovery Corporation, will need to dump trash in the future. Under the terms of a new contract with Resource Recovery, these two plants would be removed.

A third plant, which provides about 6 megawatts of electrical output, would remain at the landfill site and supplement the new 41-megawatt facility.

The project will unfold in three phases, encompassing upgrades to the existing collection system, as well as the construction of both the power plant and a $10-million treatment facility to cleanse and purify the gases.

The existing system, a single-cycle approach, lacks the necessary capacity to harness all of the gases released by the state’s trash, so excess gases are burned off.

The new two-cycle system would use almost all of the gas and produce energy at a much higher rate, according to Stephen Galowitz, Ridgewood’s managing director.

In the first cycle, landfill gases would power five large turbines that were likened yesterday to jet engines. In the second cycle, the byproduct of the turbine process — a tremendous amount of heat — would feed steam-driven electricity generators.

“It’s a fascinating process and we’re very proud of it,” said Ridgewood’s president, Randall Holmes.

Meanwhile, the new arrangement would allow Ridgewood to process more gas and also would help clear the way for landfilling operations in the years ahead, according to Resource Recovery’s executive director, Michael O’Connell.

The contract includes rental provisions for Ridgewood’s new site across the street from the landfill and it allows Resource Recovery to sidestep about $5 million in costs associated with caring for the gas-collection system, O’Connell said. Those duties would be handled by Ridgewood.

“This is when capitalism and the environment come together and that’s really the perfect storm,” O’Connell said.

“It’s going to be good for the taxpayers of Rhode Island,” he said.

Carcieri lauded O’Connell’s work on the deal but quibbled with his language.

“I think a perfect storm is negative,” he said.

“I think of this as a virtuous circle,” he added, referring to “the beauty” of generating energy from waste.

mreynold@projo.com